Exhibit 10.1

April 15, 2010

Brian K. Bancroft
3332 Tall Grass Drive
Naperville, Illinois  60564

Dear Brian:

The following is an amendment (this “Amendment”) of the letter agreement, dated January 11, 2010 (the “Original Agreement”), between Brian K. Bancroft and Oil-Dri Corporation of America.  Capitalized terms used in this Amendment without express definition have the respective meanings ascribed to those terms in the Original Agreement.  In consideration of the mutual promises set forth in this Amendment, You and Oil-Dri agree to amend the Original Agreement as follows:

1.
You hereby accept from the Company a check in the amount of $43,740.00, representing the Company’s one-time payment of the gross amount of $68,000.00, less (i) legally required withholding and deductions and (ii) an amount equal to the aggregate active employee contributions provided for in paragraph number seven (7) of the Original Agreement for the period from April 1 to July 31, 2010, in full discharge and complete satisfaction of the Company’s obligations to You under paragraph number two (2) of the Original Agreement.

2.
Paragraph number five (5) and paragraph number six (6) of the Original Agreement are hereby deleted in their entirety.  All references in the Original Agreement to either paragraph shall be deemed to refer to paragraph number two (2) of the Original Agreement.

3.	The first sentence of paragraph number sixteen (16) of the Original Agreement is hereby deleted and replaced by the following two sentences:

You will direct all reference inquiries to Kevin M. Breese.  In response to any reference inquiries directed to Mr. Breese, the Company will confirm your dates of employment and your positions held while employed and, if asked, will confirm that it is the Company’s policy not to provide additional information.

4.	Paragraph number seventeen (17) of the Original Agreement is hereby deleted and replaced as follows:

You and The Company agree that they will not make any disparaging statements about one another, their respective work, products, services, skills, management and/or practices, to any third party or to any individuals within their respective organizations or households, specifically including, without limitation, any past,

Brian K. Bancroft
April 15, 2010

present or prospective employee, employer, customer, client, supplier, vendor or the public.

5.	Paragraph number eighteen (18) of the Original Agreement is hereby deleted in its entirety.

Except as expressly amended in items 1 through 5 above, all other terms and conditions of the Original Agreement are unchanged and the Original Agreement, as amended by this Amendment, remains in full force and effect.

In consideration of your execution of this Amendment, the Company, for itself and its acquisitions, predecessors, successors, or past or present subsidiaries, past or present officers, past or present directors, past or present agents, past or present employees, and past or present assigns, hereby waives and releases and promises never to assert any claims or causes of action, whether or not now known, against You, your heirs, administrators, executors, successors, agents, attorneys, representatives or assigns, with respect to any matter, including, but not limited to, any matter arising out of or in connection with, or in any way relating to your employment with the Company, any and all past, present or future debts, demands, actions, causes of action, suits, accounts, covenants, contracts, claims, damages (including, but not limited to, punitive, contractual, extra-contractual and/or consequential damages, and any and all claims for costs, expenses and/or attorneys’ fees), and any and all claims, demands and liabilities whatsoever, of every kind and nature, both at law and in equity, known or unknown, whether or not recognized or hereinafter recognized in this jurisdiction or in any other jurisdiction, said claims and demands being hereby barred and released for all time.

In consideration of the Company’s execution of this Amendment, You, for yourself and your heirs, administrators, executors, successors, agents, attorneys, representatives and assigns, hereby waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company, its acquisitions, predecessors, successors, or past or present subsidiaries, past or present officers, past or present directors, past or present agents, past or present employees, and past or present assigns, with respect to any matter, including, but not limited to, any matter arising out of or in connection with, or in any way relating to your employment with or termination by the Company, any and all past, present or future debts, demands, actions, causes of action, suits, accounts, covenants, contracts, claims, damages (including, but not limited to, punitive, contractual, extra-contractual and/or consequential damages, and any and all claims for costs, expenses and/or attorneys’ fees), and any and all claims, demands and liabilities whatsoever, of every kind and nature, both at law and in equity, known or unknown, whether or not recognized or hereinafter recognized in this jurisdiction or in any other jurisdiction, said claims and demands being hereby barred and released for all time.

The releases in the immediately preceding two paragraphs are general releases.  You and the Company understand that these general releases do not constitute a release by either You or the Company of any claims that cannot be waived by law or that may arise after the date of this Amendment, nor do they prohibit You or the Company from seeking enforcement of the terms contained in the Original Agreement, as amended by this Amendment.

Brian K. Bancroft
April 15, 2010

The offer of this Amendment is deemed accepted only when (i) your counsel, Vittorio F. Terrizzi, presents a fully-executed counterpart of this Amendment to the Company’s counsel, Thomas G. Hancuch, and (ii) Mr. Hancuch immediately in return presents Mr. Terrizzi with a live, valid and enforceable check, payable to You and drawn on an account sufficient to cover its payment, in the amount specified in item 1 above.  The exchange provided for in the immediately preceding sentence must take by the close of business on Friday, April 16, 2010.  Any modification or alteration of any terms of this Amendment, or receipt of the Amendment by the Company after that date, voids the Amendment in its entirety.

OIL-DRI CORPORATION OF AMERICA

By:	/s/ Charles P. Brissman
Charles P. Brissman, Vice President and General Counsel
Oil-Dri Corporation of America
410 North Michigan Avenue, Suite 400
Chicago, Illinois 60611-4213

Accepted and agreed to:

/s/ Brian K. Bancroft	Date: April 15, 2010
Brian K. Bancroft